UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	GES	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On April 21, 2020, Guess?, Inc. (the “Company”) entered into an Amendment Number Three to Loan, Guaranty and Security Agreement (the “Third Amendment”) by and among the Company, Guess? Retail, Inc., Guess.com, Inc. (collectively, the “U.S. Borrowers”), Guess? Canada Corporation (“Canadian Borrower” and together with the U.S. Borrowers, the “Borrowers”), the guarantors party thereto (the “Guarantors”), the financial institutions from time-to-time party thereto as lenders (the “Lenders”), and Bank of America, N.A., as agent for the Lenders (“Agent”), which amends that certain Loan, Guaranty and Security Agreement, dated as of June 23, 2015, as amended by that certain Amendment Number One to Loan, Guaranty and Security Agreement, dated as of February 16, 2016, and that certain Amendment Number Two to Loan, Guaranty and Security Agreement, dated as of April 22, 2019, by and among the Borrowers, the Guarantors, the Lenders and Agent (as so amended, the “Existing Loan Agreement” and as further amended by the Third Amendment, the “Loan Agreement”).
The Third Amendment amends and extends the maturity of the existing credit facility under the Existing Loan Agreement and provides a senior secured asset-based revolving credit facility that has a maturity date of April 21, 2023. At closing, there were $55 million of direct borrowings and approximately $2.3 million of letters of credit outstanding under the Loan Agreement.
The Third Amendment provides for borrowing capacity in an amount of up to $120 million, including a Canadian sub-facility of up to $20 million, and a borrowing base that is computed quarterly, monthly or weekly, as applicable, and is composed of the Borrowers’ accounts receivable, inventory and eligible cash, subject to certain reserves. Under the Third Amendment, the Borrowers have an option to expand the revolving credit facility by up to $180 million in the aggregate subject to the terms and conditions of the Loan Agreement, including the willingness of existing or new lenders to assume such increased amount. The revolving credit facility includes a $35 million sublimit for U.S. letters of credit and a $15 million sublimit for Canadian letters of credit and also includes a U.S. swingline subfacility of up to $10 million and a Canadian swingline subfacility of up to $5 million.
The Borrowers may voluntarily reduce or terminate the revolver commitments and prepay outstanding loans under the Loan Agreement, in whole or in part, at any time, subject to customary administrative provisions.
The revolving credit facility may be used for working capital and other general corporate purposes. The revolving credit facility bears interest based on the daily balance outstanding, for loans to the U.S. Borrowers, at the U.S. base rate plus an applicable margin (varying from 0.75% to 1.25%) or at LIBOR plus an applicable margin (varying from 1.75% to 2.25%), provided that LIBOR may not be less than 1.0%, or, for loans to the Canadian Borrower, at the Canadian prime rate plus an applicable margin (varying from 0.75% to 1.25%) or at the Canadian BA rate plus an applicable margin (varying from 1.75% to 2.25%), provided that the Canadian BA rate may not be less than 1.0%. The applicable margins are calculated quarterly and vary based on the average daily availability of the aggregate borrowing base as set forth in the Loan Agreement. The U.S. base rate is based on the greater of (i) the U.S. prime rate, (ii) the federal funds rate, plus 0.50%, and (iii) LIBOR for a 30 day interest period, plus 1.0%; and the Canadian prime rate is based on the greater of (i) the Canadian prime rate, and (ii) the Canadian BA rate for a one month interest period, plus 1.0%, provided that the Canadian prime rate may not be less than zero. The revolving credit facility also carries a commitment fee equal to the available but unused borrowing at 0.375% per annum.
The obligations under the Loan Agreement are guaranteed by the Company and the Company’s existing and future domestic and Canadian subsidiaries, subject to certain exceptions, and such obligations are secured by a first priority lien on substantially all of the assets of the Borrowers and the Guarantors, as applicable.
The terms of the Third Amendment require the Company to maintain a consolidated fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis if a default or an event of default occurs under the Loan Agreement or availability under the Loan Agreement falls below the greater of 10% of the aggregate borrowing base and $10 million. The Third Amendment also includes customary representations and warranties, affirmative and negative covenants and events of default.
The foregoing is intended only to be a summary of the Third Amendment and is qualified in its entirety by the Third Amendment, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Amendment Number Three to Loan, Guaranty and Security Agreement dated as of April 21, 2020, among Guess?, Inc., Guess? Retail, Inc., Guess.com, Inc., Guess? Canada Corporation, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent for the lenders

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 21, 2020	GUESS?, INC.

		By:	/s/ Kathryn Anderson
Kathryn Anderson Chief Financial Officer

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